UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2014

VERISK ANALYTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34480	26-2994223
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ	07310
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 469-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On December 16, 2014, Verisk Analytics, Inc. (the “Company”), through its wholly-owned subsidiary, Insurance Services Office, Inc. (the “Buyer”), and EagleView Technology Corporation (“EagleView”) terminated the Agreement and Plan of Merger dated January 14, 2014 (the “Merger Agreement”) among the Company, the Buyer, ISO Merger Sub I, Inc., EagleView and Fortis Advisors LLC, as the stockholders’ representative, as previously amended by that certain Amendment dated May 5, 2014 and that certain Amendment dated September 26, 2014. The Company and EagleView mutually agreed to terminate the Merger Agreement and end the efforts of the Company to acquire EagleView following the vote by the Federal Trade Commission (“FTC”) to challenge the proposed acquisition.

Item 8.01	Other Events

As part of the Company’s ongoing efforts to create shareholder value through disciplined capital allocation, the Company’s Board of Directors approved on December 9, 2014 an incremental $500 million share repurchase authorization which has been implemented through an accelerated stock repurchase program in the same amount.

The Company has entered into fixed-dollar, uncollared accelerated share repurchase agreements (each, an “ASR Agreement” and together, the “ASR Agreements”) with each of Wells Fargo Bank and Bank of America Merrill Lynch (each, an “ASR Counterparty” and together, the “ASR Counterparties”). As a result of the FTC actions described above, the ASR Agreements will become effective on December 17, 2014 and December 18, 2014, respectively.

Under the ASR Agreements, the Company will pay an initial aggregate purchase price of $500 million to the ASR Counterparties to repurchase outstanding shares of the Company’s common stock. The Company will fund this payment from available cash and a $150 million borrowing under its existing credit facilities. The ASR Counterparties are expected to make an aggregate initial delivery of approximately 6.3 million shares of the Company’s common stock to the Company at the inception of the ASR Agreements, which shares will be held in treasury upon receipt.

The total number of shares ultimately to be purchased by the Company under the ASR Agreements will generally be based on the daily volume-weighted average share price of the Company’s common stock during a period of up to six months following the inception of the ASR Agreements, less an agreed discount. The Company anticipates that all repurchases under the ASR Agreements will be completed during such six month period, although each ASR Counterparty has the right to accelerate settlement of its respective ASR Agreement under certain circumstances. At final settlement of the ASR Agreements, the Company may be entitled to receive additional shares of its common stock, or, under certain limited circumstances, be required to deliver shares to the ASR Counterparties or, at the Company’s election, remit a settlement amount in cash to the ASR Counterparties.

Share repurchases made pursuant to the remaining authority may take place in the open market or in privately negotiated transactions from time to time based on market and other conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISK ANALYTICS, INC.

Date: December 17, 2014	By:	/s/ Kenneth E. Thompson
	Name:	Kenneth E. Thompson
	Title:	Executive Vice President, General Counsel and Corporate Secretary